Exhibit (d)(8)(c)
PACIFIC FUNDS
AMENDMENT NO. 4 TO THE FUND MANAGEMENT AGREEMENT
     The Fund Management Agreement (the “Agreement”) made the 26th day of September, 2001, as amended, by and among Pacific Life Insurance Company (“Adviser”), a Nebraska corporation, and Massachusetts Financial Services Company, doing business as MFS Investment Management (“Fund Manager”), a Delaware corporation, and Pacific Funds, a Delaware statutory trust (“Trust”), is hereby amended to add the provisions set forth below (together the “Amendment”), which is made this 7th day of November, 2005.
     In consideration of the renewal of the premises, the promises, and the mutual covenants contained in the Agreement and the good and fair consideration paid in connection with that Agreement.
Section 2 of the Agreement, Fund Manager Duties, is amended to add the following:
A1. Fund Manager will use its best efforts to assist the Adviser, the Trust, and any of its or their trustees, directors, officers, and/or employees in complying with the provisions of the Sarbanes-Oxley Act of 2002 to the extent such provisions relate to the services to be provided by, and the obligations of, the Fund Manager hereunder. Specifically, and without limitation to the foregoing, the Fund Manager agrees to provide certifications to the principal executive and financial officers of the Trust (the “Certifying Officers”) that correspond to and/or support applicable certifications required to be made by the Certifying Officers in connection with the preparation and/or filing of the Trusts’ Form N-CSR, Form N-Q, shareholder reports, financial statements, and related disclosure documents, in such form and content as the Trust shall reasonably request or as in accordance with procedures adopted by the Trust as reviewed and agreed upon by the Fund Manager; provided, however, that (i) any sub-certification shall be previously reviewed by the Fund Manager, and (ii) the content of the Fund Manager’s certifications to the Certifying Officers shall solely relate to the specific services provided by the Fund Manager under the Agreement.
A2. Fund Manager shall prepare and file Schedule 13G and Form 13F, as required by applicable law, for securities held in each Fund it manages; provided, however, that Fund Manager is not responsible for filing applicable Schedule 13G or Form 13F filings with respect to securities held in funds other than a Fund managed by Fund Manager.
A3. The Fund Manager and its affiliated persons are permitted to enter into transactions with the other funds of the Trust and affiliated persons of those other funds of the Trust (collectively, the “Other Funds”). In doing so, the Fund Manager is prohibited from consulting with the fund managers of these Other Funds concerning transactions of the Other Funds except for the purpose of complying with the conditions of Rule 12d 3-1(a) and (b) under the Investment Company Act of 1940, as amended, or as otherwise permitted by law.
A4. Fund Manager will exercise voting rights on portfolio securities held by a Fund it manages in accordance with written policies and procedures adopted by the Fund Manager, which may be amended from time to time, and which at all times shall comply with applicable law, including, without limitation, (i) the requirement that such policies and procedures are reasonably designed to enable Fund Manager to address material conflicts of interest that may arise prior to voting proxies; and (ii) proxy record keeping procedures; (collectively, “Proxy Voting Policies and Procedures”). The Fund Manager shall vote proxies on behalf of each Fund in a manner which Fund Manager believes is in the best long-term interests of each Fund, in light of the relevant facts and circumstances, pursuant to the Fund Manager’s written Proxy Voting Policies and Procedures. The Fund Manager shall report to the Adviser in a timely manner, a record of all proxies voted in accordance with the form and format required under applicable law or as agreed upon by the Adviser and

Fund Manager. The Fund Manager shall certify at least annually or more often as may reasonably be requested by the Adviser, as to its compliance with its Proxy Voting Policies and Procedures.
     Fund Manager acknowledges and agrees that the Trust may, subject to the review of Fund Manager, provide disclosure, notices, and information concerning the availability of the Fund Manager’s Proxy Voting Policies and Procedures and may disclose the voting record of each Fund, as required by applicable law.
A5. Fund Manager agrees to pay to the Trust the reasonable cost of generating a prospectus supplement, which includes preparation, filing, printing, and distribution (including mailing) of the supplement, if the Fund Manager makes any changes that require immediate disclosure in the prospectus by supplement, including material changes to its structure, to investment personnel, to investment style or management, or otherwise and, at the time of notification to the Trust by the Fund Manager of such changes, the Trust is not generating a supplement for other purposes or the Trust does not wish to add such changes to a pending supplement. However, such changes will not be unreasonably withheld by the Adviser from a pending supplement.
     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the day and year provided above for the Amendment.
PACIFIC LIFE INSURANCE COMPANY

By:	/s/ Thomas C. Sutton	By:	/s/ Audrey L. Milfs

Name: Thomas C. Sutton		Name: Audrey L. Milfs

Title: Chairman and Chief Executive Officer		Title: Secretary

MASSACHUSETTS FINANCIAL SERVICES COMPANY

By:	/s/ Robert Manning	By:	/s/ Jeffrey Carp

Name: Robert Manning		Name: Jeffrey Carp

Title: President and CEO		Title: EVP and Secretary

PACIFIC FUNDS

By:	/s/ Thomas C. Sutton	By:	/s/ Audrey L. Milfs

Name: Thomas C. Sutton		Name: Audrey L. Milfs

Title: Chairman		Title: Secretary